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                                                                    EXHIBIT 23.1



          CONSENT AND REPORT AS TO SCHEDULES OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Pediatric Services of America, Inc. of our report dated December 4, 1998, except for Note 14, as to which the date is January 8, 1999, included in the 1998 Annual Report to the Shareholders of Pediatric Services of America, Inc.

Our audits also included the consolidated financial statement schedules of Pediatric Services of America, Inc. listed in Item 14(a). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion as of the dates of our report referred to in the preceding paragraph, the consolidated financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-88406 and No. 33-99936) pertaining to various stock option/purchase plans of Pediatric Services of America, Inc. of our report dated December 4, 1998, except for Note 14, as to which the date is January 8, 1999, with respect to the consolidated financial statements and schedules of Pediatric Services of America, Inc. incorporated by reference and/or included in the Annual Report (Form 10-K) for the year ended September 30, 1998.


                                        ERNST & YOUNG LLP


Atlanta, Georgia
January 8, 1999